                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]       Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                             KEY3MEDIA GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             [KEY3MEDIA GROUP LOGO]

                NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE
                            HELD ON FEBRUARY 7, 2002

To the Stockholders of Key3Media Group, Inc.:

     Notice is hereby given that a special meeting of stockholders of Key3Media Group, Inc. ("Key3Media") will be held at the offices of Key3Media located at 5700 Wilshire Boulevard, Suite 325, Los Angeles, California 90036 at 10 a.m. (P.S.T.) on Thursday, February 7, 2002 for the following purposes:

          1. To consider and act upon a proposal to approve (i) the private sale to Invemed Catalyst Fund, L.P. ("Invemed") of 1,000,000 shares of Series A 5.5% Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") pursuant to the terms of the Stock Purchase Agreement, dated as of November 13, 2001 and as amended as of November 21, 2001, by and between Key3Media and Invemed, (ii) the ability of Invemed and/or its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) to convert the Series A Preferred Stock, in whole or in part at any time or from time to time, into shares of the common stock, par value $0.01 per share (the "Common Stock"), of Key3Media in accordance with the terms of the Series A Preferred Stock, and (iii) the issuance of Common Stock to Invemed and/or its affiliates in connection with each such conversion, in each case for the purpose of satisfying the requirements of Rule 312.03(b) of the New York Stock Exchange Listed Company Manual.

          2. To act upon such other matters as may properly come before the meeting or any adjournment thereof.


     The close of business on December 17, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. The proxy statement and form of proxy will be mailed to stockholders on or about January 7, 2002.



     SOFTBANK AMERICA INC., EACH OF THE PURCHASERS OF OUR SERIES B 5.5% CONVERTIBLE REDEEMABLE PREFERRED STOCK (THE "SERIES B PREFERRED STOCK") ENTITLED TO VOTE THEREON AND CERTAIN OF OUR DIRECTORS AND OFFICERS HAVE AGREED TO VOTE ALL OF THE SHARES OF COMMON STOCK AND/OR SERIES B PREFERRED STOCK OWNED BY THEM TO APPROVE PROPOSAL NO. 1. BECAUSE THESE PARTIES AND INVEMED (WHO WILL BE ENTITLED TO VOTE THE SHARES OF COMMON STOCK IT OWNS TO APPROVE PROPOSAL NO. 1) OWNED AS OF THE RECORD DATE SHARES OF COMMON STOCK AND/OR SERIES B PREFERRED STOCK THAT COLLECTIVELY WILL BE ENTITLED TO CAST A MAJORITY OF ALL THE VOTES ENTITLED TO BE CAST ON PROPOSAL NO. 1 BY ALL THE HOLDERS OF OUR OUTSTANDING SHARES AS OF THE RECORD DATE, PROPOSAL NO. 1 WILL BE APPROVED EVEN IF NONE OF OUR OTHER STOCKHOLDERS VOTE TO APPROVE THE PROPOSAL.


     Whether or not you expect to be present at the special meeting, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope which has been provided for that purpose. The proxy may be revoked by you at any time before it is exercised and the giving of your proxy will not affect your right to vote in person if you attend the special meeting.

                                          Sincerely,

                                          [/s/ Ned S. Goldstein]
                                          Ned S. Goldstein
                                          Secretary

                               SUMMARY TERM SHEET

                         THE PREFERRED STOCK OFFERINGS

     On November 27, 2001, we sold to Invemed Catalyst Fund, L.P. ("Invemed") 1,000,000 shares of a new series of our preferred stock designated as our Series A 5.5% Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") for $25.00 per share.


     As a condition to this sale to Invemed, on the same date we also sold 1,080,000 shares of a new series of our preferred stock designated Series B 5.5% Convertible Redeemable Preferred Stock (the "Series B Preferred Stock" and, collectively with the Series A Preferred Stock, the "Preferred Stock") for $25.00 per share.



     On December 11, 2001 we sold an additional 300,000 shares of the Series B Preferred Stock in exchange for $10.0 million aggregate principal amount of our 11.25% Senior Subordinated Notes Due 2011. For purposes of this exchange, the senior subordinated notes were valued at $7.5 million and the Series B Preferred Stock was issued at $25.00 per share. On December 19, 2001 we sold an additional 600,000 shares of our Series B Preferred Stock for $25.00 per share.



     In each case, the Preferred Stock was issued in a private placement exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act").


                     NYSE SHAREHOLDER APPROVAL REQUIREMENT

     The terms of the Series A Preferred Stock and the Series B Preferred Stock are identical, except that the Series A Preferred Stock may not be converted into shares of our common stock, par value $0.01 per share (the "Common Stock") unless and until our stockholders approve that conversion right. This approval is required by the rules of the New York Stock Exchange because under those rules Invemed is deemed to be a "related party" and we must obtain prior shareholder approval for any issuance to a related party of Common Stock representing more than 1% of the number of shares of Common Stock outstanding prior to such issuance. Invemed currently owns approximately 7.5% of our outstanding Common Stock and has a representative on our board of directors.

                          TERMS OF THE PREFERRED STOCK

     The following summary of the terms of the Preferred Stock is provided solely for your convenience. This summary is not intended to be complete.

Issuer........................   Key3Media Group, Inc.


Shares Issued.................   1,000,000 of the Series A Preferred Stock and
                                 1,980,000 shares of the Series B Preferred
                                 Stock


Purchase Price................   $25.00 per share of Preferred Stock

Dividends.....................   Accrue on the liquidation preference at the
                                 rate of 5.39% per annum prior to November 27, 2002 and at a rate of 5.5% after November 27, 2002, payable quarterly commencing on February
                                 27, 2002 when, as and if declared by our board of directors. However, if all or any portion of any quarterly dividend is not paid on the applicable quarterly dividend payment date, the unpaid dividends will cease to be accrued and will instead be added to the liquidation preference. The dividends for each quarterly dividend period are calculated based on the liquidation preference in effect on the first day of the quarterly dividend period.

Participating Dividends.......   In addition to the quarterly dividends
                                 described above, the holders of the Preferred
                                 Stock will share equally in any dividends declared or paid to holders of the Common Stock on an as converted basis.

Liquidation Preference........   Initially, $25.00 per share plus accrued but
                                 unpaid dividends for the quarterly dividend period in which the payment is made. However, if all or any portion of any quarterly dividend per share is not paid in cash on the applicable quarterly dividend payment date, then the liquidation preference will increase by the amount of such unpaid dividend per share.
                                 Payable upon any voluntary or involuntary liquidation, dissolution or winding up of our company or any sale transaction (as defined) involving our company. In connection with any sale transaction, the holders of the Preferred
                                 Stock shall have the right to convert into Common Stock at the lower of the then current conversion price or 95% of the market price of the Common Stock immediately prior to the sales transaction.

Conversion Rights.............   Unless previously redeemed, the Preferred Stock
                                 will be convertible into shares of Common Stock at the option of the holder at any time. Each share of Preferred Stock will be convertible into the number of shares of Common Stock equal to the adjusted liquidation preference divided by the conversion price, in each case determined as of the conversion date. The adjusted liquidation preference is the sum of
                                 (i) the liquidation preference determined as of the conversion date plus (ii) (A) the unpaid dividends accrued to such convertible preferred stock, if not already added to the liquidation preference, multiplied by (B) a fraction the numerator of which is the conversion price determined as of such conversion date and the denominator of which is the last closing price for the Common Stock on the last trading day before the conversion date; provided, however, that in the case of any mandatory conversion on or prior to November 27, 2002, for purposes of the foregoing the liquidation preference shall be deemed to be $26.375 per share and there shall be deemed to be no accrued dividends.

Conversion Price..............   Initially, $5.55 per share but subject to
                                 anti-dilution adjustments.

Automatic Conversion..........   On November 27, 2011, each share of Preferred
                                 Stock will automatically convert into the number of shares of Common Stock equal to the adjusted liquidation preference divided by the lesser of the then current conversion price or the current market price of the Common Stock, in each case determined as of such date.


Mandatory Conversion..........   At any time after the volume-weighted average
                                 closing price of the Common Stock trades at or above 150% of the then current conversion price for 60 consecutive trading days, we may mandatorily convert each share of the Preferred
                                 Stock into the number of shares of Common Stock equal to the adjusted liquidation preference divided by the conversion price, in each case determined as of the conversion date.


Optional Redemption...........   Except as provided in "Mandatory Conversion"
                                 above, we may not redeem the Preferred Stock at our option prior to November 27, 2004.
                                 Thereafter, we may redeem the Preferred Stock at our option, in whole or in part and from time to time, at the declining redemption prices set forth in the applicable Certificate of Designations, together with any accrued but unpaid dividends for the quarterly dividend period in which the redemption date occurs.

General Voting Rights.........   Votes with the Common Stock on all matters on
                                 which the Common Stock is entitled to vote.
                                 Each share of Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which it is then convertible.

Class Voting Rights...........   While outstanding, the vote of the holders of
                                 at least 50% of the shares of the Series A, voting as a separate class, and the vote of the holders of at least 50% of the shares of Series
                                 B, voting as a separate class, will be required to amend our company's certificate of incorporation, to adversely change the voting powers, preferences or special rights of the Series A or Series B, respectively, authorize senior or parity stock, or change the authorized number of shares of Preferred Stock.

Ranking.......................   The Preferred Stock will have priority over our
                                 Common Stock and non-voting common stock and any other junior stock we may create with respect to payment of dividends and upon liquidation, dissolution or winding up of our company.


Trading.......................   The Preferred Stock will not be listed or
                                 traded on any stock exchange. Moreover, no underwriter has stated that it will make a market in the Preferred Stock. Our Common Stock trades on the New York Stock Exchange under the symbol "KME."


Registration Rights...........   We have granted to the purchasers of our
                                 Preferred Stock certain rights to register under the Securities Act their resale of shares of Common Stock they acquire upon conversion of the Preferred Stock or owned at the time they invested in the Preferred Stock. Such resales may be made on a delayed or continuous basis under a shelf registration statement.

                             LIMITATIONS ON RESALE

     The offer and sale of the Preferred Stock have not been and will not be registered under the Securities Act or any other laws regulating the offer or sale of securities. Accordingly, the shares of Preferred Stock (i) cannot be transferred or resold except pursuant to registration or an applicable exemption from registration under the Securities Act and any applicable state securities laws and (ii) are subject to restrictions on transfers contained in the purchase agreements under which they were issued.

                                                                 JANUARY 7, 2002


[KEY3MEDIA GROUP LOGO]
                             KEY3MEDIA GROUP, INC.
                         5700 WILSHIRE BLVD., SUITE 325
                             LOS ANGELES, CA 90036
                             ---------------------
                                PROXY STATEMENT
                             ---------------------
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 7, 2002
                             ---------------------
                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Key3Media Group, Inc., a Delaware corporation ("Key3Media"), of proxies in the accompanying form for a special meeting of stockholders of Key3Media to be held on February 7, 2002. Proxies are being solicited from the holders of the common stock, par value $0.01 per share (the "Common Stock"), of Key3Media and the holders of Series B 5.5% Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock" and, collectively with the Common Stock, the "Shares"), of Key3Media, in each case as of the close of business on December 17, 2001 (the "Record Date").


     In this Proxy Statement, references to "Key3Media," "we" or "our" refers to Key3Media Group, Inc. and references to the "Board" refer to its Board of Directors. This Proxy Statement and the enclosed proxy will be mailed to stockholders on or about January 7, 2002.


     Your Shares cannot be voted at the meeting unless you are present in person or represented by proxy. If you send us a properly executed proxy covering your Shares, they will be voted in accordance with your directions as specified on the enclosed proxy. If you do not specify directions by marking the appropriate squares on the proxy, your Shares will be voted in accordance with the Board's recommendations. If you sign and return a proxy you may revoke it at any time prior to its exercise by delivering a later dated proxy to us or by giving us notice in writing or at the special meeting, but no revocation will affect any vote previously taken. The presence in person or by proxy at the special meeting of holders of shares of our Common Stock and Series B Preferred Stock that were outstanding as of the Record Date and that are entitled to cast a majority of all the votes entitled to be cast by the holders of all such shares shall constitute a quorum for the transaction of all business at the special meeting. Abstentions and broker non-votes will be included in determining if a quorum is present at the special meeting.

     Only persons who were record holders of Common Stock or Series B Preferred Stock at the close of business on December 17, 2001 will be entitled to vote at the special meeting. As of this Record Date, there were 68,099,575 shares of our Common Stock and 1,380,000 shares of our Series B Preferred Stock issued and outstanding. Each share of Common Stock is entitled to cast one vote per share at the special meeting and each share of Series B Preferred Stock is entitled to cast 4.5045 votes per share (although the votes each holder will be entitled to cast will be rounded down to the nearest whole vote). Because they are not currently convertible into Common Stock, the outstanding shares of our Series A 5.5% Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock" and, collectively with the Series B Preferred Stock, the "Preferred Stock") are not entitled to vote at the special meeting.

     A list of stockholders of record entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting, for a period of 10 days prior to the meeting, during normal business hours at the offices of Key3Media, 5700 Wilshire Boulevard, Suite 325, Los Angeles, California 90036. The list will also be available at the special meeting.

     Please note that if you hold your Shares in "street name" (that is, through a bank, broker or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Shares as of the close of business on December 17, 2001, the Record Date for voting. Alternatively, in order to vote, you may contact the person in whose name your Shares are registered and obtain a proxy from that person and bring it to the special meeting.

QUORUM AND VOTING REQUIREMENTS

     The presence in person or by proxy at the special meeting of holders of shares of our Common Stock and Series B Preferred Stock that were outstanding as of the Record Date and that are entitled to cast a majority of all the votes entitled to be cast by the holders of all such shares shall constitute a quorum for the transaction of all business at the special meeting. Abstentions and broker non-votes will be included in determining if a quorum is present at the meeting.

     Assuming a quorum is present, the affirmative vote of a majority of the votes entitled to be cast by all the holders of shares of Common Stock and Series B Preferred Stock present in person or by proxy and entitled to vote at the special meeting is required to approve Proposal No. 1. In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes of "withheld" or abstentions from voting are counted for quorum purposes but since they will not be votes cast "for" the particular matter, they will have the same effect as negative votes or votes "against" that matter.


     SOFTBANK AMERICA INC., EACH OF THE PURCHASERS OF OUR SERIES B PREFERRED STOCK ENTITLED TO VOTE THEREON AND CERTAIN OF OUR DIRECTORS AND OFFICERS HAVE AGREED TO VOTE ALL OF THE SHARES OF COMMON STOCK AND/OR SERIES B PREFERRED STOCK OWNED BY THEM TO APPROVE PROPOSAL NO. 1. BECAUSE THESE PARTIES AND INVEMED CATALYST FUND, L.P. ("INVEMED") (WHO WILL BE ENTITLED TO VOTE THE SHARES OF COMMON STOCK IT OWNS TO APPROVE PROPOSAL NO. 1) OWNED AS OF THE RECORD DATE SHARES OF COMMON STOCK AND/OR SERIES B PREFERRED STOCK THAT COLLECTIVELY WILL BE ENTITLED TO CAST A MAJORITY OF ALL THE VOTES ENTITLED TO BE CAST ON PROPOSAL NO. 1 BY ALL THE HOLDERS OF OUR OUTSTANDING SHARES AS OF THE RECORD DATE, PROPOSAL NO. 1 WILL BE APPROVED EVEN IF NONE OF OUR OTHER STOCKHOLDERS VOTE TO APPROVE THE PROPOSAL.


     Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc., a member broker who holds shares in street name for customers may not give a proxy to vote without instructions from beneficial owners when the matter to be voted upon relates to a non-routine matter, which includes Proposal No. 1.

EXPENSES OF SOLICITATION

     We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the special meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees or those of our affiliates telephonically, electronically or by other means of communication and by Georgeson Shareholder and The Bank of New York, whom we have hired to assist in the solicitation and distribution of proxies. Such directors, officers and employees will receive no additional compensation for such solicitation. Georgeson Shareholder will be paid a fee of approximately $1,500 for its services plus postage/handling and The Bank of New York will receive a fee of approximately $3,500 for its services and for postage/handling. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with applicable rules.

ANNUAL AND QUARTERLY REPORTS

     A copy of our Annual Report on Form 10-K for the year ended December 31, 2000 (the "Form 10-K") was mailed to shareholders on or around April 16, 2001. You may obtain a copy of our Form 10-K or any of the Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed with the SEC in 2001 without charge by writing to: Key3Media Group, Inc., 5700 Wilshire Blvd., Suite 325, Los Angeles, California 90036, Attn: Investor Relations. Copies of these reports are also available through our website at http://www.key3media.com. These reports are not proxy soliciting materials.

PROPOSAL NO. 1. APPROVAL OF THE ISSUANCE OF SHARES OF SERIES A PREFERRED STOCK TO INVEMED AND THE RIGHT OF INVEMED AND ITS AFFILIATES TO CONVERT SUCH SHARES INTO COMMON STOCK


THE TRANSACTIONS


     On November 14, 2001, we announced that we had entered into an agreement to amend our senior bank credit facility to avoid potential covenant problems under the facility. We also announced our plan to raise at least $50 million from the sale of convertible preferred or common stock. We were required to raise at least $50 million in order for the amendment to our senior bank credit facility to become effective. On November 13, 2001, we entered into a stock purchase agreement with Invemed under which Invemed committed to purchase $25 million of our Series A Preferred Stock, which was conditioned upon, among other things, the effectiveness of the amendment to our senior bank credit facility. We amended this stock purchase agreement on November 21, 2001.



     On November 27, 2001, we sold 1,000,000 shares of our Series A Preferred Stock to Invemed for $25.00 per share. In order to satisfy the conditions to the Invemed purchase and the effectiveness of the amendment to our senior bank credit facility, on the same date we also sold 1,080,000 shares of Series B Preferred Stock for $25.00 per share. On December 11, 2001 we sold an additional 300,000 shares of our Series B Preferred Stock in exchange for $10.0 million aggregate principal amount of our 11.25% Senior Subordinated Notes Due 2011. For purposes of this exchange, the senior subordinated notes were valued at $7.5 million and the Series B Preferred Stock was issued at $25.00 per share. On December 19, 2001 we sold an additional 600,000 shares of our Series B Preferred Stock for $25.00 per share. In each case, the Preferred Stock was issued in a private placement exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act").


     The material terms of the Preferred Stock are summarized in the Summary Terms Sheet contained at the beginning of this Proxy Statement. The Preferred Stock is convertible into shares of our Common Stock, which is listed and traded on the New York Stock Exchange, Inc.

     Under Rule 312.03(b) of the New York Stock Exchange Listed Company Manual, we must obtain stockholder approval before issuing any securities that are convertible into our Common Stock to a "substantial security holder" of our company if the number of shares of Common Stock into which the securities may be convertible exceeds either one percent of the number of shares of our Common Stock or voting power outstanding, in each case before the issuance. Invemed is a substantial security holder as defined in the Rule and, if Proposal No. 1 is approved, the Series A Preferred Stock will be convertible into shares of Common Stock that would represent about 6.6% of the number of shares of Common Stock that are currently outstanding.

     Accordingly, in Proposal No. 1 we are soliciting proxies from the record holders of our Common Stock and our Series B Preferred Stock to approve:

     - the private sale to Invemed of 1,000,000 shares of our Series A Preferred Stock pursuant to the terms of the Stock Purchase Agreement, dated as of November 13, 2001 and as amended as of November 21, 2001, by and between Key3Media and Invemed,

     - the ability of Invemed and/or its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) to convert the Series A Preferred Stock, in whole or in part at any time or from time to time, into our Common Stock in accordance with the terms of the Series A Preferred Stock, and

     - the issuance of Common Stock to Invemed and/or its affiliates in connection with each such conversion,

in each case for the purpose of satisfying the requirements of Rule 312.03(b) of the New York Stock Exchange Listed Company Manual.

     Assuming a quorum is present, the affirmative vote of a majority of the votes entitled to be cast by all the holders of shares of Common Stock and Series B Preferred Stock present in person or by proxy and entitled to vote at the special meeting is required to approve Proposal No. 1.

     The issuance of Common Stock upon conversion of the Preferred Stock to Invemed will be exempt from registration under Section 3(a)(9) of the Securities Act.

     If the conversion of the 1,000,000 shares of our Series A 5.5% Convertible Redeemable Preferred Stock issued to Invemed is approved, then assuming such conversion after the accretion of quarterly dividends for one year, Invemed's beneficial ownership of our Common Stock would increase from 7.5% to 13.5%.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT


     The following table contains information about our Common Stock beneficially owned by Fredric D. Rosen, our current Chairman and Chief Executive Officer, our four other most highly compensated executive officers, by each of our directors and by all of our directors and executive officers as a group. Amounts disclosed assume shareholder approval of Proposal No. 1.



                                                              NUMBER OF    PERCENT OF
BENEFICIAL OWNER(1)                                           SHARES(#)     CLASS(%)
-------------------                                           ----------   ----------
Executive officers named in summary compensation table:
  Fredric D. Rosen(2).......................................   5,027,187      6.92%
  Jason E. Chudnofsky(3)....................................   1,525,625      2.19%
  Peter B. Knepper(4).......................................     564,166         *
  Ned S. Goldstein(4).......................................     564,166         *
  Robert Priest-Heck(5).....................................     167,077         *
Our directors:
  Fredric D. Rosen..........................................   5,027,187      6.92%
  Edward A. Bennett(9)......................................      55,000         *
  Jason E. Chudnofsky.......................................   1,525,625      2.19%
  Ronald D. Fisher(9).......................................      15,833         *
  Eric Hippeau(9)...........................................      19,123         *
  James F. Moore(9).........................................      13,333         *
  John A. Pritzker(6).......................................     669,583         *
  Michael B. Solomon(7).....................................   9,610,431     13.23%
  G. Andrea Botta(8)........................................   6,287,000      8.45%
  Pamela C. Alexander(9)....................................      13,333         *
  James A. Wiatt(9).........................................      13,333         *
  Bruce M. Ramer(10)........................................      29,000         *
  Our directors and executive officers as a group...........  24,574,190     33.90%


---------------

  *  Less than one percent.


 (1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of Common Stock that such person or group has the right to acquire within 60 days after December 17, 2001. For purposes of computing the percentage of outstanding Common Stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after December 17, 2001 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.


 (2) Holding includes 30,000 shares of Common Stock as trustee for his children's trust and right to acquire beneficial ownership of 4,587,187 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Rosen also owns unexercisable options to acquire 4,986,146 shares of our Common Stock.

 (3) Holding includes right to acquire beneficial ownership of 1,515,625 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Chudnofsky also owns unexercisable options to acquire 2,234,375 shares of our Common Stock.

 (4) Holding includes right to acquire beneficial ownership of 479,166 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Knepper and Mr. Goldstein each also own unexercisable options to acquire 520,834 shares of our Common Stock.

 (5) Holding includes right to acquire beneficial ownership of 156,250 shares of Common Stock within 60 days. Mr. Priest-Heck also owns unexercisable options to acquire 343,750 shares of our Common Stock.

 (6) Holding includes right to acquire beneficial ownership of 239,583 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Pritzker also owns unexercisable options to acquire options to acquire 260,417 shares of our Common Stock.


 (7) Mr. Solomon is a managing member of Gladwyne Catalyst GenPar LLC, a Delaware limited liability company ("Gladwyne GenPar"), which is a managing member of Invemed Catalyst GenPar LLC, a Delaware limited liability company ("Catalyst GenPar"), the general partner of Invemed. As a managing member of Gladwyne GenPar, Mr. Solomon may be deemed to share voting and dispositive power over Invemed's shares. The table includes (i) 5,092,593 shares of Common Stock, (ii) 13,333 shares of Common Stock that would be held by Invemed upon exercise of options to purchase such shares, and (iii) 4,504,505 shares of Common Stock that would be held by Invemed upon conversion of its 1,000,000 shares of Series A Preferred Stock (representing 100% of the Series A class), assuming shareholder approval of Proposal No. 1. Mr. Solomon disclaims beneficial ownership of these securities in excess of his pecuniary interest therein.


 (8) Mr. Botta is a Managing Director of Morgan Stanley & Co. Incorporated and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. The table includes 6.3 million shares of Common Stock which will be exercisable pursuant to warrants held by Princes Gate Investors III, L.P., certain affiliates of Morgan Stanley Dean Witter & Co. and certain other investors whose investment manager is PG Investors III, Inc. (the "Investors"). Morgan Stanley Dean Witter & Co., through its affiliates, has shared power to vote or dispose of these 6,277,000 shares of Common Stock and also owns exercisable options to acquire 10,000 shares of Common Stock and has unexercisable options on 20,000 shares of Common Stock. Mr. Botta disclaims beneficial ownership of any of the 6,277,000 shares.

 (9) Mr. Bennett, Mr. Fisher, Mr. Hippeau, Mr. Moore, Ms. Alexander and Mr. Wiatt each have the right to acquire 13,333 shares of Common Stock and have options that are unexercisable on 26,667 shares of Common Stock.

(10) Mr. Ramer owns unexercisable options to acquire 30,000 shares of Common Stock.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, the only persons known by us to be beneficial owners of more than 5% of our Common Stock as of December 17, 2001 are set forth in the following table. Amounts disclosed assume shareholder approval of Proposal No. 1.



                                                              NUMBER OF    PERCENT OF
BENEFICIAL OWNER(1)                                           SHARES(#)     CLASS(%)
-------------------                                           ----------   ----------
SOFTBANK America Inc.(2)....................................  36,699,868      53.9
SOFTBANK Holdings Inc.(3)...................................  36,700,190      53.9
SOFTBANK Corp.(4)...........................................  36,700,190      53.9
Masayoshi Son(5)............................................  36,700,190      53.9
Morgan Stanley Dean Witter & Co.(6).........................   6,287,000       8.5
PG Investors III, Inc.(6)...................................   1,227,673       1.8
Princes Gate Investors III, L.P.(6).........................   4,753,052       7.0
Invemed Catalyst Fund, L.P.(7)..............................   9,610,431      13.2
Gotham Capital V, LLC(8)....................................   2,990,100       4.4
Gotham Capital VI, LLC......................................     959,200       1.4
Joel M. Greenblatt(9).......................................   5,297,800       7.8
Robert L. Goldstein(10).....................................   3,255,100       4.8
Fredric D. Rosen(11)........................................   5,027,187       6.9
ValueAct Capital Partners, L.P.(12).........................   4,954,054      6.9%
ValueAct Capital Partners II, L.P.(12)......................     401,829       0.6
ValueAct Capital International, Ltd.(12)....................     148,622       0.2
VA Partners, L.L.C.(12).....................................   5,504,505      7.7%
Jeffrey W. Ubben(12)........................................   5,504,505      7.7%
George F. Hamel, Jr.(12)....................................   5,504,505      7.7%
Peter H. Kamin(12)..........................................   5,504,505      7.7%


---------------


 (1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of Common Stock that such person or group has the right to acquire within 60 days after December 17, 2001. For purposes of computing the percentage of outstanding Common Stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after December 17, 2001 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.



 (2) SOFTBANK America Inc.'s address is 1188 Centre Street, Newton Center, MA 02459.



 (3) Includes shares owned by SOFTBANK America Inc. and 322 shares owned by SOFTBANK Holdings Inc., all of which may be deemed to be beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc.'s address is 1188 Centre Street, Newton Center, MA 02459.

 (4) Includes shares owned by SOFTBANK Holdings Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.



 (5) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son (who owns 37.15% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.



 (6) Princes Gate Investors, III L.P. owns warrants to acquire 4,753,052 shares of our Common Stock. The general partner of Princes Gate Investors, III L.P. is PG Investors III, Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Certain other investors have given PG Investors III, Inc. sole investment management authority over their warrants to acquire 1,227,673 shares of our Common Stock. In addition, Morgan Stanley Dean Witter & Co., through other wholly owned subsidiaries, has shared voting and dispositive power over an additional 296,275 shares of our Common Stock. Therefore, through its affiliates, Morgan Stanley Dean Witter & Co. has shared power to vote or dispose of 6.3 million shares of our Common Stock obtainable upon exercise of the warrants. Princess Gate Investors, III L.P.'s address is that of Morgan Stanley Dean Witter & Co. at 1585 Broadway, New York, NY 10036.



 (7) Invemed directly owns 5,092,593 shares of Common Stock and has the right to acquire 13,333 shares of Common Stock upon exercise of options to purchase such shares. This number also includes 4,504,505 shares of Common Stock that would be held by Invemed upon conversion of its 1,000,000 shares of Series A Preferred Stock (representing 100% of the Series A class), assuming shareholder approval of Proposed No. 1. Invemed's address is 375 Park Avenue, Suite 2205, New York, New York 10152. The general partner of Invemed is Catalyst GenPar. The managing members of Catalyst GenPar are Gladwyne GenPar, and Invemed Securities, Inc., a New York corporation ("Invemed Securities"). The business address of the Gladwyne GenPar is 600 The Times Building, Ardmore, PA 19003. The business address of Invemed Securities is 375 Park Avenue, Suite 2205, New York, New York 10152. The members of Gladwyne GenPar are Michael B. Solomon, Philip P. Young, Suzanne
     M. Present, Robert B. Friedman, William M. Sams and Katherine Casoria. The controlling shareholder of Invemed Securities is Kenneth G. Langone. Catalyst GenPar, as the general partner of Invemed, has the sole power to vote and dispose of the 9,610,431 shares of common stock beneficially owned by Invemed. Each of Gladwyne GenPar and Invemed Securities, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power over Invemed's shares. Each of Gladwyne GenPar, Invemed Securities, the members of Gladwyne GenPar and Mr.Langone disclaim beneficial ownership of such Shares in excess of their respective interests therein.



 (8) Shares reported for Gotham V exclude 1,859,800 shares referenced in a "swap" transaction with, and which may be held by Bank of America or an affiliate thereof (the "Swap Counterparty") pursuant to a standard ISDA Master Agreement. Under such agreement, dispositive and voting power over such 1,859,800 shares is held by the Swap Counterparty and Gotham V disclaims beneficial ownership thereof. If such shares were to be deemed in the beneficial ownership of Gotham V, the aggregate amount beneficially owned thereby would be 4,849,900 which represents 7.1% of our outstanding Common Stock. This amount does not include shares which may be held by partnerships or which the reporting person may be a limited partner. Gotham V's address is 153 East 53rd Street, 51st Floor, New York, NY 10022.


 (9) Shares reported for Joel M. Greenblatt include shares beneficially owned by him individually as well as shares beneficially owned by Gotham V and Gotham VI, which entities may be deemed to be controlled by Mr. Greenblatt, who is the sole Managing Member of Gotham VI and one of two Managing Members of Gotham V and the sole Managing Member of Gotham VI. Shares reported for

     Mr. Greenblatt also include 50,000 shares beneficially owned by a private foundation of which Mr. Greenblatt is the donor and trustee. Shares reported for Mr. Greenblatt exclude the 1,859,800 shares referenced in footnote 8 above. If such shares were to be deemed in the beneficial ownership of Mr. Greenblatt, the aggregate amount indirectly beneficially owned thereby would be 7,157,600, which represents 10.5% of our outstanding Common Stock. Gotham VI address is 153 East 53rd Street, 51st Floor, New York, NY 10022. Mr. Greenblatt's business address is 153 East 53rd Street, 51st Floor, New York, NY 10022.



(10) Shares reported for Robert L. Goldstein include shares beneficially owned by him individually as well as shares beneficially owned by Gotham V, which entity may be deemed to be controlled by Mr. Goldstein, who is a Manager thereof. Shares reported for Mr. Goldstein also include 25,000 shares beneficially owned by a private foundation of which Mr. Goldstein is the donor and trustee. Shares reported for Mr. Goldstein exclude the 1,859,800 shares referenced in footnote 8 above. If such shares were to be deemed in the beneficial ownership of Mr. Goldstein, the aggregate amount indirectly beneficially owned thereby would be 5,114,900, which represents 7.5% of our outstanding Common Stock. Mr. Goldstein's business address is 153 East 53rd Street, 51st Floor, New York, NY 10022.


(11) Holding includes 30,000 shares of Common Stock as trustee for his children's trust and right to acquire beneficial ownership of 4,587,187 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Rosen also owns unexercisable options to acquire 4,986,146 shares of our Common Stock. Mr. Rosen's business address is at the offices of Key3Media located at 5700 Wilshire Boulevard, Suite 325, Los Angeles, California 90036.


(12) ValueAct Capital Partners, L.P. ("ValueAct Partners") and ValueAct Capital Partners II, L.P. ("ValueAct Partners II") are each Delaware limited partnerships. ValueAct Capital International, Ltd. ("ValueAct International") is a company organized under the laws of the British Virgin Islands. VA Partners, L.L.C. ("VA Partners") is a Delaware limited liability company whose principal business is to render investment management services to ValueAct International and to serve as the general partner of ValueAct Partners and ValueAct Partners II. Messrs. Ubben, Hammel and Kamin (collectively, the "Managing Members") are each managing members, principal owners and controlling persons of VA Partners and directors and principal executive officers of ValueAct International, and such activities constitute their principal occupations. The principal business address of each of these entities and individuals is One Maritime Plaza, Suite 1400, San Francisco, CA 94111. ValueAct Partners owns 900,000 shares of Common Stock and 900,000 shares of Series B Preferred Stock, ValueAct Partners II owns 73,000 shares of Common Stock and 73,000 shares of Series B Preferred Stock and ValueAct International owns 27,000 shares of Common Stock and 27,000 shares of Series B Preferred Stock. The 900,000 shares of Series B Preferred Stock owned by ValueAct Partners represents approximately 65.2% of the Series B class. The 73,000 shares of Series B Preferred Stock owned by ValueAct Partners II represents approximately 5.3% of the Series B class. The 27,000 shares of Series B Preferred Stock owned by ValueAct International represents approximately 2.0% of the Series B class. Shares reported as beneficially owned by ValueAct Partners, ValueAct Partners II and ValueAct International are also reported as beneficially owned by VA Partners, as investment manager or general partner of such entities, and by each Managing Member, as controlling persons of VA Partners.


INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     The general partner of Invemed is Invemed Catalyst GenPar, LLC, a Delaware limited liability company ("Catalyst GenPar"). The managing members of Catalyst GenPar are Gladwyne Catalyst GenPar, LLC, a Delaware limited liability company ("Gladwyne GenPar"), and Invemed Securities, Inc., a New York corporation. One of the members of Gladwyne GenPar is Michael B. Solomon, who has served on the Board of Key3Media since 2000. Another member of Gladwyne GenPar, William M. Sams, purchased 80,000 shares of our Series B Preferred Stock.

PRESENCE OF PRINCIPAL ACCOUNTANTS

     No representatives of the principal accountants of Key3Media will be present at the special meeting and thus will not be available to respond to questions.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports we received, and on written representations from certain reporting persons, we believe that all
Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders were complied with during fiscal 2000.

OTHER MATTERS

     As of the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the special meeting. If other matters come before the special meeting, the persons named in the accompanying form of proxy will vote in accordance with respect to such matters.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING


     Shareholders who, in accordance with the Securities and Exchange Commission's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2002 Annual Meeting must submit their proposals to our Secretary on or before December 17, 2001. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.



     In accordance with our By-laws, in order to be properly brought before the 2002 Annual Meeting, a shareholder's notice of the matter the shareholder wishes to present must be delivered to the Secretary of Key3Media at 5700 Wilshire Blvd., Suite 325, Los Angeles, California 90036, not less than 90 nor more than 120 days prior to the first anniversary of the date of the 2001 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-laws (and not pursuant to the Securities and Exchange Commission's Rule 14a-8) must be received no earlier than January 15, 2002 and no later than February 14, 2002.


INCORPORATION BY REFERENCE

     The SEC's rules allow us to "incorporate by reference" information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document.


     We incorporate by reference into this Proxy Statement the financial statements, supplementary financial information, management's discussion and analysis of financial condition and results of operations and pro forma financial information contained in the following documents that we have filed with the SEC:


          (1) The Current Report on Form 8-K that we filed June 11, 2001 and the Current Report on Form 8-K/A we filed on November 13, 2001 (File No. 001-16061);


          (2) The Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 (File No. 001-16061);


          (3) The Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 001-16061); and

          (4) All documents filed by Key3Media Group, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the final vote on Proposal No. 1.

     Information contained in this proxy statement will automatically update and, where applicable, supersede any information contained in (1), (2), (3) or
(4) above. In addition, any information referred to in this way is considered part of this Proxy Statement from the date we file that document except for any information that is superseded by information subsequently filed with the SEC. Any information filed by us with the SEC after the date of this Proxy Statement and before the final vote on the transaction will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this Proxy Statement.

     YOU MAY OBTAIN A COPY OF ANY OR ALL DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT WITHOUT CHARGE BY WRITING TO: KEY3MEDIA GROUP, INC., 5700 WILSHIRE BLVD., SUITE 325, LOS ANGELES, CALIFORNIA 90036, ATTN: INVESTOR RELATIONS.

                                          By Order of the Board of Directors

                                          [/s/ Ned S. Goldstein]
                                          Ned S. Goldstein
                         Executive Vice President, Secretary and General Counsel

Los Angeles, California

Dated: January 7, 2002


            PLEASE SIGN THE PROXY CARD AND RETURN IT PROMPTLY IN THE
        ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
                           WITHIN THE UNITED STATES.

                                                                 [ANDERSEN LOGO]


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To pulver.com:

We have audited the accompanying balance sheet of pulver.com -- VON Conferences (as described in Note 1), as of December 31, 2000, and the related statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of pulver.com -- VON Conferences as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


                                          /s/ ARTHUR ANDERSEN LLP

  ------------------------------------------------------------------------------
                                                  Arthur Andersen LLP

Melville, New York
August 22, 2001

PRICEWATERHOUSECOOPERS LOGO

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.:

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, cash flows and changes in shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of Key3Media Group, Inc. (previously known as ZD Events) (the "Business"), at December 31, 1999 and the results of operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluation of the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed, in Note 1, certain costs and expenses presented in the combined financial statements represent allocations and estimates of the costs of services provided to the Business by management of Ziff-Davis Inc. As a result, the combined financial statements presented may not be indicative of the financial position, results of operations or cash flows that would have been achieved had the Business operated as a nonaffiliated equity.

/s/ PRICEWATERHOUSECOOPERS LLP
--------------------------------------
PricewaterhouseCoopers LLP

Boston, Massachusetts
April 12, 2000 except for the thirteenth
Paragraph of Note 3 and Note 16, for
which the dates are April 13, 2000 and
June 7, 2001, respectively

                         REPORT OF INDEPENDENT AUDITORS



The Stockholder


BCR Enterprises, Inc.



We have audited the accompanying balance sheet of BCR Enterprises, Inc. as of December 31, 2000, and the related statement of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BCR Enterprises, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.



                                          /s/ ERNST & YOUNG LLP

  ------------------------------------------------------------------------------
                                                 Ernst & Young LLP


Los Angeles, California


August 31, 2001

                         REPORT OF INDEPENDENT AUDITORS



The Partners


Next Generation Networks



We have audited the accompanying statement of net assets of Next Generation Networks as of December 31, 2000, and the related statement of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Next Generation Networks as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.



                                          /s/ ERNST & YOUNG LLP

  ------------------------------------------------------------------------------
                                                 Ernst & Young LLP


Los Angeles, California


August 31, 2001

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors


Key3Media Group, Inc.



We have audited the accompanying consolidated balance sheet of Key3Media Group, Inc. and its subsidiaries as of December 31, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2000. Our audit also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key3Media Group, Inc. and subsidiaries at December 31, 2000 and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.



                                          /s/ ERNST & YOUNG LLP

  ------------------------------------------------------------------------------

                                                 Ernst & Young LLP



Los Angeles, California


August 31, 2001

                                   PROXY CARD

                              KEY3MEDIA GROUP, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         PROXY FOR A SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 7, 2002

            The undersigned hereby appoints each of Ned S. Goldstein and Peter
B. Knepper as an attorney and proxy with full power of substitution in the name, place and stead of the undersigned to vote as proxy all of the shares of capital stock of Key3Media Group, Inc. owned by the undersigned.

                       (To be signed on the Reverse Side)
--------------------------------------------------------------------------------

/X/ Please mark your votes as in this example.



1. Proposal to approve (i) the private sale to Invemed Catalyst Fund, L.P. ("Invemed") of 1,000,000 shares of Series A 5.5% Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") pursuant to the terms of the Stock Purchase Agreement, dated as of November 13, 2001 and as amended as of November 21, 2001, by and between Key3Media and Invemed, (ii) the ability of Invemed and/or its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) to convert the Series A Preferred Stock, in whole or in part at any time or from time to time, into shares of the common stock, par value $0.01 per share (the "Common Stock"), of Key3Media in accordance with the terms of the Series A Preferred Stock, and (iii) the issuance of Common Stock to Invemed and/or its affiliates in connection with each such conversion, in each case for the purpose of satisfying the requirements of Rule 312.03(b) of the New York Stock Exchange Listed Company Manual.

              / /  For          / /  Against        / /  Withheld



2.  The transaction of such other business as may come before the meeting.

              / /  For          / /  Against        / /  Withheld


 THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 IF NO
    INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURES____________________________________________ DATE_____________________

Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons all should sign.